RESELLER AGREEMENT

This Reseller Agreement (“Agreement”) is entered into as of this ______ day of _______________, 20__, by and between ShieldZone Corporation, a Utah Corporation, with its principal place of business at __________________, Salt Lake City, UT 84121 (“Supplier”), and __________________________, a ____________________, having its principal place of business or residence at ____________________________________, (“Reseller”). Supplier and Reseller are sometimes referred to herein individually as a “party” and collectively as the “parties.”

Whereas, Supplier sells a line of screen protectors and/or housing protectors for electronic devices including, but not limited to, cellular telephones, digital audio players (MP3 players), digital video players, personal digital assistants, and watches and related accessories;

Whereas, Reseller is in the business of reselling screen protectors and/or housing protectors;

Whereas, Supplier desires to engage the Reseller for the purposes of marketing and selling Supplier’s screen and/or housing protectors and associated accessories in the United States; and

Therefore, in consideration of the following conditions set forth in this Agreement, and other consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree to the following.

1. DEFINITIONS

"Customer" means an end user of a Product.

"Limited Warranty Statement" means Supplier’s then-current warranty from Protective Solutions, Inc. to Customers.

"Product" means a product in Supplier’s then-current reseller product list, a current copy of which is attached as Exhibit A. Supplier may add to, delete from, or otherwise modify the Products on the Product List at any time, and at Supplier’s sole discretion.

"Territory" means the United States of America.

2. PRODUCT TERMS

2.1  APPOINTMENT.
Supplier hereby appoints Reseller, and Reseller accepts such appointment, to act as a non-exclusive reseller of Products to Customers located only in the Territory. Sale of Products to other resellers or Reseller's affiliates is strictly prohibited. Reseller may only sell the Products: (i) in face-to-face transactions from physical store outlets located in the Territory, and/or (ii) using any Internet site or mail order catalog.

2.2  PRICES.
The prices paid by Reseller to Supplier for Products shall initially be as set forth in Exhibit A. Supplier shall have the right, at any time, to change, alter, or amend Product prices upon written notice. Prices are exclusive of all taxes, insurance, and shipping and handling charges, which are Reseller's sole responsibility.

3. ORDERING AND PAYMENT

3.1 PURCHASE ORDERS.
Orders from Reseller to Supplier shall be in writing and be subject to acceptance by Supplier. Orders for Products shall be delivered to Supplier in written form via facsimile, email or postage. Supplier shall accept purchase order via facsimile, email, or postage. Reseller shall submit to Supplier a purchase order signed by an authorized purchaser. Each purchase order must include: bill to and ship to information, product description, product number, quantity ordered, price at current discount, if any, payment terms, and shipping method. Any terms or conditions appearing anywhere on a Purchase Order that conflict with any provision of this Agreement are considered null and void.

3.2 SHIPMENT.
UPS is Supplier’s shipping provider. Products are shipped f.o.b. Reseller acknowledges that all orders will be shipped using UPS 3-day Select Service unless otherwise specified in the Purchase Order, and acknowledges that any escalation in shipping cost and service will be at Reseller’s expense. If Reseller prefers to ship using its own carrier account or by some other method, Reseller must contact Supplier for approval and confirmation of service availability. Supplier shall have the right to change the shipping provider without written notice at any time. Reseller's special packing requests, will be borne by Reseller unless otherwise agreed to in writing by Supplier.

3.3 PRODUCT DEFECTS.
Defective Products may be returned with an authorization number obtained from Supplier. Shipping instructions will be determined by Supplier. If returned Products are found to be non-damaged, non-defective opened product, the Products will be returned to Reseller on the next shipment to Reseller, and recharged to Reseller’s account. Reseller acknowledges that all orders returned after sixty (60) days from invoice date will be assessed a twenty percent (20%) restocking fee, and that no Product may be returned after a ninety (90) day period. Return shipment charges via unauthorized carriers and all customs or broker's fees are the responsibility of Reseller. Supplier reserves the right to charge-back to Reseller shipping charges incurred on those Products that were not at any point resold to Customers but were returned as defective and no fault was found. Incomplete Product returns will be accepted less the value of the missing components. Reseller will be in material breach of this Agreement if it returns Products as "defective" to Supplier when Reseller has not at any point resold such Products to Customers, except that Reseller may return Products that were not at any point resold to Customers that are in fact "defective."

3.4 RESERVATION OF RIGHT TO CANCEL OR DELAY SHIPMENT.
Supplier reserves the right to cancel or delay shipment of any order placed by Reseller and accepted by Supplier if Reseller: (i) is in default on any payment owed to Supplier or any third party in connection with this Agreement; (ii) fails to meet reasonable credit or financial requirements established by Supplier; (iii) discontinues business or declares bankruptcy; or (iv) otherwise fails to comply with any of the terms and conditions of this Agreement.

3.5 PAYMENT.
Payments on orders for product will be due and payable in full thirty (30) days from the invoice date. If Reseller is in default of its payment obligations, Supplier shall give written notice of such default to Reseller. Upon receipt of such default notice, Reseller shall have fifteen (15) days to cure. If Reseller fails to cure within the fifteen (15) day notice period, Reseller shall pay monthly service charges of one percent (1%)

per month for any past due amounts. Supplier may in its sole discretion change Reseller's credit terms and/or require C.O.D. payment for any shipments.

4. SUPPLIER’S OBLIGATIONS

4.1 PRODUCT AVAILABILITY AND PRICING
Supplier shall make Products available to Reseller at prices as set forth in Exhibit A of this Agreement. Supplier shall make commercially reasonable efforts to ship all ordered Products within reasonable time periods to the address designated by Reseller. Supplier shall take reasonable efforts to make available its most recent catalogs and promotional materials, if any, to Reseller for a nominal charge. Supplier shall use its reasonable efforts to maintain communication with Reseller to inform Reseller of new products and relevant Supplier information. Reseller may have access to specific information regarding product updates, availability, support materials, and manufacturing suggested retail pricing (“MSRP”).

5. RESELLER'S OBLIGATIONS

5.1 RESELLER COVENANTS.
Reseller will: (i) conduct business in a manner that reflects favorably at all times on Products and the good name, goodwill and reputation of Supplier; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to Supplier or Supplier Products; (iii) make no false or misleading representations with regard to Supplier or Supplier Products; (iv) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to Supplier or Supplier Products; and (v) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of Supplier Products that are inconsistent with the literature distributed by Supplier.

5.2 USE OF TRADEMARKS AND PROPRIETARY NOTICES.
During the term of this Agreement, Reseller may use the trademarks, trade names, logos and designations used by Supplier for Supplier Products solely in connection with Reseller's advertisement and promotion of Supplier Products, in accordance with Supplier’s then-current trademark usage policies. Reseller shall not remove or destroy any copyright notices, trademarks or other proprietary markings on the Products, documentation or other materials related to the Products. Upon termination of this Agreement, Reseller shall have two (2) months from the date of termination of the Agreement in which Reseller to advertise and promote the Products using Supplier’s trademarks and trade names. Supplier may not use Reseller's trade names, trademarks or service marks following the above defined period without first obtaining Reseller's express approval. Reseller shall not do or cause to be done any act or thing that would in any manner damage or impair, directly or indirectly, the reputation of Supplier or that of its logos, products, trademarks, or registrations. Any usage of Supplier’s trademarks, service marks, and trade names inure to the benefit of Supplier.

5.3 PRODUCT PRICING, ADVERTISING AND APPROVAL.
Reseller may sell Products at any price mutually agreeable to Reseller and any of its customers. Reseller shall display and maintain Supplier’s MSRP, as identified in the price list available on the Supplier website, in all marketing and advertising materials, including, but not limited to displays of pricing in print, electronic, broadcast, fax and direct mail campaigns, except for general or temporary discounts approved by Supplier for Reseller participation. Reseller may advertise a price discount for certain Products only for specific Supplier approved specials which incorporate offer time limits. Reseller shall not offer ad hoc or across the board discounts on any or all of the Products. Supplier shall have the right to review Reseller’s marketing and advertising materials, including Reseller’s websites, catalogs and other published pricing materials, to ensure Reseller’s compliance with the terms and conditions of this Agreement. Reseller shall furnish examples or mock ups to Supplier, upon request, of any and all advertising, stickers, materials, items, and other marketing collateral relating to the Products which Reseller intends to use to market, promote and sell the Products at least thirty (30) days prior to use. Supplier shall review the materials for accuracy, quality, and adherence to Supplier’s style guide. Supplier shall provide approval or recommend modifications within ten (10) days of receipt of such materials. Failure by Supplier to either approve or make recommendations within ten (10) days shall be deemed as constructive approval of such materials. Reseller shall not be authorized to publish or distribute marketing or promotional material relating to any or all of the Products until such material is approved by Supplier.

5.4 SUB-DISTRIBUTION.
Reseller shall not authorize or appoint any dealers, agents, representatives, sub-distributors, original equipment manufactures, value added resellers, systems integrators, or other third parties to sell or distribute the Products without prior written approval from Supplier.

5.5 MARKETING AND DISTRIBUTION RIGHT ONLY.
Reseller is authorized to market and distribute the Products only in the form and packaging as delivered by Supplier in accordance with the terms of this Agreement. Nothing in this Agreement may be constructed to grant any right, title or interest in any Intellectual Property rights embodied in or associated with the Products, or any right to copy, disseminate, disclose, recompile, alter, translate, reverse engineer, repackage, or interfere in any way with any of the materials or information that constitute the Products.

5.6 PROTECT AGAINST UNAUTHORIZED USE.
Reseller shall use best efforts to protect the Products from unauthorized copying, dissemination, disclosure, recompilation, altering, translating, reverse engineering, and other unauthorized use. The provisions of this paragraph are intended to survive termination of this Agreement for so long as the copyrights and trade secrets applicable to the Products remain in effect as Intellectual Property rights of Supplier and their respective successors or assignees.

5.7 PRODUCT PACKAGING.
Supplier’s name brand shall be visible on all Products that are marketed, advertised and/or displayed by Reseller. Reseller shall not disassemble any Product or Product packaging to remove any branding and/or Supplier identifiers in any of the Products.

5.8 INTELLECTUAL PROPERTY.
Supplier shall be the sole and exclusive owner of any and all right, title and interest in the Product and any and all other intellectual property, whether present or future, in the United States or foreign, at common law, registerable or non-registerable, fixed in any tangible medium of expression, including by way of example and not limitation, patents, inventions, trade secrets, trademarks, service marks, trade dress, copyrights, and other materials in any form that relate to the Product and/or Reseller’s services performed under this Agreement (hereinafter “Intellectual Property”). Reseller acknowledges that Supplier’s Intellectual Property is valuable property of Supplier and that Reseller has no right, title, or interest in any of Supplier’s Intellectual Property. In the event that Reseller or any of Reseller’s employees or personnel makes any improvements, modifications, or amendments to the Product, all right, title and interest to those improvements, modifications, and amendments is solely and exclusive owned by Supplier. Reseller shall disclose promptly to Supplier or its nominee, any and all Intellectual Property Reseller or Reseller’s employees or personnel conceived, made, created, discovered, or fixed in a tangible medium of expression that relates to the current or potential business or activities of Supplier. Reseller hereby assigns and agrees to assign all Resellers’ interest, if any, therein to Supplier or its nominee. As such, Reseller further agrees to obtain the necessary assignment of rights from Reseller’s employees and personnel to Supplier so that that Reseller is able to fulfill Reseller’s obligations to assign any and all Intellectual Property Reseller or Reseller’s employees or personnel conceived, made, created, discovered, or fixed in a tangible medium of expression. Whenever requested to do so by Supplier, Reseller shall execute, and shall require any and all of Reseller’s employees and personnel to execute, any and all applications, assignments or other instruments which Supplier, or Supplier’s attorneys shall deem necessary to apply for and obtain protection for the Intellectual Property within the United States and in foreign countries.

5.9 DISCLOSURE OF WRITTEN MATERIALS
Reseller will not duplicate or make available for purchase any of Supplier’s marketing materials, customer lists, software or video material or other intellectual property without the express prior written approval of Supplier.

5.10 CONFIDENTIALITY.
Reseller acknowledges that Reseller may receive, in the course of business agreed to by or in the performance of this Agreement, trade secrets, Intellectual Property, client lists, services, methods, processes, prices, profits, contract terms, operating procedures, and other information which Supplier considers confidential or which is marked confidential or proprietary (collectively, the “Confidential Information”). Reseller acknowledges that the Confidential Information was obtained after years of effort, advertising, and expenditure of substantial time and money. Reseller also acknowledges that the goodwill that Reseller may establish is an important asset of and properly belongs to Supplier. Reseller shall not disclose or appropriate to Reseller’s own use, or to the use of any third party, at any time, any Confidential Information of Supplier that Reseller has been or hereafter becomes informed of, whether or not developed by Reseller, except as allowed and/or required in connection with Reseller’s performance of this Agreement, or as required by a governmental authority. The obligations related to Intellectual Property and Confidential Information shall be binding upon Reseller, and Reseller’s executors, heirs, administrators, and other legal representatives. Additionally, Reseller agrees to contractually obligate Reseller’s employees and personnel to the same terms and conditions relating to Intellectual Property and Confidential Information, as Reseller is obligated. Reseller expressly acknowledges that any failure by Reseller or Reseller’s employees or personnel to comply with the provisions related to Intellectual Property and Confidential Information will constitute a material breach of this Agreement and will irreparably harm Supplier. Reseller acknowledges that monetary damages by law will be an inadequate remedy for such a breach of this Agreement and Supplier shall have the right to obtain injunctive relief, without bond, for violations of the terms of this Agreement; it being understood and acknowledged by Reseller that the terms of this Paragraph shall survive the termination of this Agreement. The parties agree to maintain the confidentiality of information relating to products, sales data, and other business information shared by and between Supplier and Reseller and not generally known to the public,

In order to protect Supplier’s right, title and interest in and to the Confidential Information and to ensure that no unfair advantage is taken of Reseller’s knowledge of the Confidential Information, all of which has been developed at great cost and expense by Supplier, during the term of this Agreement and for a period of three (3) years from the termination of this Agreement (the “Agreement Period”) and throughout the Territory for any reason, Reseller shall not use any portion of Supplier’s Confidential Information to: (i) solicit or assist any other individual or entity to solicit any business from any past clients, current client or potential clients of Supplier; or request or advise any past client, current client or potential client of Supplier to withdraw, curtail or cancel its business dealings with Supplier or commit any other act or assist others to commit any other act which might injure Supplier; (ii) directly or indirectly solicit or encourage any individual or entity having an association with Supplier to leave their association; (iii) directly or indirectly solicit or encourage any Reseller then under contract with Supplier to cease having an association with Supplier; (iv) cause or induce, or attempt to cause or induce, any individual or entity supplying goods, services, or credit to Supplier to diminish or cease the furnishing of such goods, services or credit; or (v) commit any other act with the purpose or the effect of injuring Supplier or any individual or entity having an association with Supplier.

5.11 SURVIVAL.
The obligations of Reseller set forth in Paragraphs 5.8-5.10 herein shall survive termination of this Agreement. Reseller expressly acknowledges that any failure by Reseller to comply with any provisions of Paragraphs 5.8-5.10 will constitute a material breach of this Agreement and will irreparably harm Supplier. Reseller acknowledges that monetary damages by law will be an inadequate remedy for such a breach of this Agreement and Supplier shall have the right to obtain injunctive relief, without bond, for violations of the terms of this Agreement; it being understood and acknowledged by Reseller that the terms of this Paragraph shall survive the term of this Agreement.

5.12 RESELLER AUTHORITY.
Reseller may from time to time be the non-exclusive representative of Supplier. Reseller expressly acknowledges that Reseller has no authority to enter into any agreement on behalf of, or in any manner bind Supplier; and nothing in this Agreement shall be construed to give Reseller such authority. Reseller shall not represent to third parties that Reseller has authority to bind Supplier at any time. Supplier reserves the right, at Supplier’s sole discretion, to approve or deny a sale of the Product to any purchaser obtained by Reseller, without recourse by or payment of commission to Reseller.

5.13 STATUS OF RESELLER.
Reseller expressly acknowledges that Reseller is not and shall not be deemed an employee of Supplier. It is the intent of Reseller to have the status of an independent contractor and no provisions of this Agreement shall be construed in a manner that would indicate otherwise. Reseller, as an independent contractor, acknowledges that: (i) Reseller shall bear the expense associated with performance of Resellers services in obtaining purchasers who wish to purchase the Product; and (ii) that Supplier shall not be obligated to provide Workman’s Compensation Insurance covering Reseller nor to provide any other fringe benefits customarily provided to employees. Federal, state, and local taxes will not be deducted from compensation, if any, paid to Reseller. The Federal Insurance Contributions Act and the withholding provisions of the Internal Revenue Code or other law shall not be applicable to the payments by Supplier to Reseller pursuant to this Agreement. Reseller shall timely file and pay all required self-employment tax and estimated tax payments and shall furnish Supplier with copies thereof, upon request.

6. TERM AND TERMINATION

6.1 TERM.
This Agreement shall commence on the Effective Date and continue for __________ months thereafter unless terminated earlier as provided herein.

6.2 TERMINATION WITHOUT CAUSE.

Reseller or Supplier may terminate this Agreement without cause, at any time, by written notice to the other party not less than thirty (30) days prior to the effective date of termination. All unfilled orders pending at the time of the date of such notice of termination shall be deemed canceled, and Supplier and Reseller hereby waive all claims against the other in connection with the cancellation of such orders.

6.3 TERMINATION FOR BREACH.
Supplier may terminate this Agreement, for cause, by written notice to Reseller not less than ten (10) days prior to the effective date of such notice in the event that: (i) Reseller fails to pay past due invoices within thirty(30) days after notice that invoices are past due; (ii) Reseller violates any other material provision of this Agreement; or (iii) control of Reseller is acquired, directly or indirectly, by a third party, or Reseller is merged with a third party. Upon giving its notice of termination, Supplier may alter its terms of sale, including credit terms, and take such other action as may be consistent with the termination of Reseller as an authorized Reseller.

6.4 TERMINATION FOR INSOLVENCY.
At the option of Supplier or Reseller and in accordance with applicable laws, this Agreement shall terminate immediately if: (i) a receiver is appointed for the other party or its property; (ii) the other party becomes insolvent or unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business, or makes an assignment for the benefit of creditors; (iii) any proceedings are commenced by or for the other party under any bankruptcy, insolvency or debtors' relief law; (iv) any proceedings are commenced against the other party under any bankruptcy insolvency or debtor's relief law, and such proceedings have not been vacated or set aside within sixty (60) days from the date of commencement thereof; or (v) the other party commences to dissolve under applicable corporate law statutes.

6.5 TERMINATION/EXPIRATION ACCOUNTING.
All amounts payable by Reseller to Supplier shall survive termination and become immediately due and payable. In addition, Supplier shall have the right to repurchase unsold Products in Reseller's inventory. Within ten (10) days following termination, Reseller shall furnish Supplier with an inventory of unsold Products. Within ten (10) days after receipt of such inventory, Supplier shall notify Reseller in writing whether or not Supplier intends to repurchase from Reseller all or part of such inventory at the original invoice price (less discounts, price protection or other credits previously granted). Supplier shall pay all transportation and other costs connected with shipping such Products to Supplier.

7. WARRANTIES

7.1 CUSTOMER WARRANTY.
Supplier provides a Limited Warranty Statement to Customers. Reseller will make available to Customers a copy of the Limited Warranty Statement and will not make any representations or statements inconsistent with such Limited Warranty Statement. Reseller shall have the right to return at Supplier’s expense and for full credit (if there are sufficient funds to offset) or refund of the purchase price any products for which the sale is prohibited by applicable local, state, or federal law, ordinance, rule or regulation.

7.2 EXPRESS DISCLAIMER.
Supplier MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE Products, EXCEPT AS SET FORTH ABOVE. ALL IMPLIED WARRANTIES AND CONDITIONS, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, ARE HEREBY DISCLAIMED AS ALLOWED BY LAW.

8. LIMITATION OF LIABILITY AND INDEMNIFICATION.

8.1 LIABILITY
THE LIABILITY OF Supplier ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUPPLY OF Products HEREUNDER, SHALL BE LIMITED TO THE ACTUAL AMOUNTS PAID BY RESELLER TO Supplier FOR THE Products GIVING RISE TO SUCH DAMAGES, AND SHALL IN NO EVENT INCLUDE LOSS OF PROFITS, COST OF PROCURING SUBSTITUTE GOODS OR SERVICES, OR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF Supplier IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

8.2 INDEMNIFICATION
RESELLER SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS SUPPLIER, ITS PARENTS AND SUBSIDIARIES AND AFFILIATES, AND THEIR RESPECTIVE CURRENT AND FORMER OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, SUBCONTRACTORS, AGENTS, REPRESENTATIVES, AND MANAGERS (“INDEMNIFIED PARTIES”) FROM ANY AND ALL CLAIMS, LIABILITIES, EXPENSES, DEMANDS, LOSSES, COSTS (INCLUDING ATTORNEY’S FEES, EXPERT WITNESS FEES, AND COURT COSTS) OF WHATSOEVER NATURE IN CONNECTION WITH OR RESULTING FROM RESELLER’S RELATIONSHIP WITH SUPPLIER, RESELLER’S PERSONNEL, SUBCONTRACTOR’S, OR AGENT’S ACTS OR OMISSIONS, RESELLER’S FULFILLMENT OR FAILURE TO FULFILL ITS OBLIGATIONS, RESELLER’S BREACH OF ANY REPRESENTATION, WARRANTY, OR OTHER PROVISION UNDER THIS AGREEMENT, THE CONDUCT OF RESELLER’S PERSONNEL, AND/OR THE ALLEGED BREACH OR BREACH OF ANY APPLICABLE LAWS BY RESELLER OR ITS PERSONNEL. RESELLER SHALL COOPERATE IN THE DEFENSE OF ANY CLAIMS FOR WHICH INDEMNIFICATION IS AVAILABLE AND SHALL FURNISH SUCH RECORDS, INFORMATION, TESTIMONY, AND ATTEND SUCH CONFERENCES, DISCOVERY, PROCEEDINGS, HEARINGS, TRIALS, AND APPEALS AS SUPPLIER MAY REQUEST. RESELLER, ON BEHALF OF RESELLER AND RESELLER’S EXECUTORS, ADMINISTRATORS AND ASSIGNS, SHALL INDEMNIFY AND FOREVER HOLD SUPPLIER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS OR RIGHTS OF ACTION AGAINST SUPPLIER FOR INJURY OR DEATH OF RESELLER’S EMPLOYEES OR PERSONNEL, OR DAMAGE TO THE PERSONAL OR REAL PROPERTY OF RESELLER OR RESELLER’S EMPLOYEES OR PERSONNEL RESULTING FROM, RISING OUT OF, OR IN ANYWAY CONNECTED WITH RESELLER’S PERFORMANCE UNDER THIS AGREEMENT.

9. GENERAL

9.1 GENERAL PROVISIONS
Reseller shall not assign, delegate, or transfer the Agreement, or any of its rights or duties hereunder, without the prior written consent of the Supplier. Any attempted assignment or delegation in violation of this section shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Supplier may assign its rights and duties hereunder in connection with a merger, consolidation, spin-off, corporate reorganization, acquisition, or sale of all or substantially all the assets of Supplier.

Any notice required or permitted to be given hereunder shall be sufficient if in writing, and if sent by registered or certified mail, postage prepaid, or personal delivery or delivery by a recognized overnight courier to the address of the parties written above or to such other address as the parties hereto may specify in writing. A waiver by either party of a breach of any term or condition of this Agreement shall not constitute a waiver of any further breach of a term or condition of this Agreement and no such waiver shall be effective unless in writing signed by the party.

This Agreement contains the entire agreement and supersedes all prior agreements and negotiations relating to the subject matter of this Agreement, whether oral or written, between the parties. No promise, representation, warranty, or covenant not included in this Agreement has been or is relied upon by either party. Each party has relied upon its own examination of the full Agreement and the provisions thereof, and the warranties, representations, and covenants expressly contained in the Agreement itself. No modification or amendment of this Agreement shall be of any force or effect unless in writing executed by both the parties. This Agreement shall be construed in accordance with and its performance shall be governed by the laws of the State of Utah, notwithstanding the choice of law rules of such State. The courts of Utah shall have exclusive jurisdiction to determine all claims, disputes, actions, or suits which may arise hereunder and the parties hereby expressly consent to such exclusive jurisdiction and venue before the proper authority in Utah.

If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Words in the singular shall include the plural and words in the plural shall include the singular. Words in any gender shall include the other gender. Unless otherwise stated, a party may exercise its sole discretion when granting or withholding prior consent. The paragraph headings used herein are for the convenience of the parties and shall not be deemed to modify or construe the provisions hereof. Further, if either party defaults in the performance of its obligations under this Agreement, then the defaulting party agrees to pay reasonable costs and attorneys’ fees to enforce this Agreement.

This Agreement and the exhibits attached hereto constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof and supersede any prior agreements between the parties with respect to such subject matter. Any legal action arising out of this Agreement shall be barred unless commenced within one (1) year of the act or omission giving rise to the action. Such limitation shall not apply to any actions asserted against Reseller by Supplier arising from any delinquencies in payment for Products.

In witness whereof, the parties have caused this Agreement to be executed by their respective authorized representatives as of the Effective Date of ________________________.

PROTECTIVE SOLUTIONS, INC.	RESELLER
By: _________________________	By: ___________________________
Name: ______________________	Name: ________________________
Title: _______________________	Title: __________________________